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                                                                    EXHIBIT 4(b)


                              CARDINAL HEALTH, INC.
                                OUTSIDE DIRECTORS
                              EQUITY INCENTIVE PLAN

| PURPOSE

The purpose of the Cardinal Health, Inc. Outside Directors Equity Incentive Plan (the "Plan") is to assist Cardinal Health, Inc. (the "Company") in attracting and retaining qualified members of its Board of Directors. The Plan provides for equity ownership opportunities to directors in order to encourage and enable them to participate in the Company's future prosperity and growth and to better match the interests of directors with those of shareholders.
These objectives will be promoted through the granting to Outside Directors (defined below) of equity-based awards ("awards"). The types of awards that may be granted under the Plan are options ("Stock Options") to purchase Shares (defined below) and grants of Shares subject to Section 6 ("Restricted Shares").

| ADMINISTRATION

The Plan shall be administered by the Human Resources and Compensation Committee (the "Committee") of the Company's Board of Directors which shall have the power and authority to grant Stock Options and Restricted Shares to members of the Board of Directors of the Company who do not serve as employees of the Company ("Outside Directors"). In particular, the Committee shall have the authority to:
(i) select Outside Directors as recipients of awards; (ii) determine the number and type of awards to be granted; (iii) determine the terms and conditions, not inconsistent with the terms hereof, of any award; (iv) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; (v) interpret the terms and provisions of the Plan and any award granted and any agreements relating thereto; and (vi) take any other actions the Committee considers appropriate in connection with, and otherwise supervise the administration of, the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee's sole discretion and shall be final and binding on all persons.

| ELIGIBILITY

Only Outside Directors are eligible to receive awards under this Plan. Members of the Committee who are Outside Directors are eligible to receive awards.

| SHARES SUBJECT TO PLAN

The total number of the Company's common shares, without par value ("Shares"), reserved and available for issuance pursuant to awards hereunder ("Available Shares") shall be 1 million. The Available Shares may consist, in whole or in part, of authorized but unissued Shares, treasury Shares, or previously issued Shares re-acquired by the Company, including Shares purchased on the open market.

In the event of any stock dividend, stock split, share combination, corporate separation or division (including, but not limited to, split-up, spin-off, split-off or distribution to the Company's shareholders other than a normal cash dividend), or partial or complete liquidation, or any other corporate transaction or event having any effect similar to any of the foregoing, then the aggregate number of Shares reserved for issuance under the Plan, the number and exercise price of Shares subject to outstanding Stock Options, the purchase price for Restricted Shares, the number of Shares granted by a Restricted Share award, and any other characteristics or terms of the awards or Plan limitations as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes shall be appropriately substituted for new shares or adjusted, as determined by the Committee in its discretion. If any recapitalization, reorganization, reclassification, consolidation, merger of the Company or any sale of all or substantially all of the Company's assets to another person or entity or other transaction which is effected in such a way that holders of Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Shares (each an "Organic Change") shall occur, in lieu of the Shares



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issuable upon exercise of a Stock Option or pursuant to any other award under the Plan, the Stock Option shall thereafter be exercisable for and other awards shall be issuable in such shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for the number of Shares immediately theretofore acquirable pursuant to such award had such Organic Change not taken place (whether or not such Stock Option is then exercisable or other awards are then vested) after giving effect to any adjustments otherwise required or permitted under this Plan.

| STOCK OPTIONS

Any Stock Options granted under the Plan shall be in such form as the Committee may from time to time approve and the provisions of Stock Option awards need not be the same with respect to each optionee. Stock Options granted under the Plan will be options that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended ("NQSOs").

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate.

Eligibility and Grant. All Stock Options shall be evidenced by a written agreement, which shall be dated as of the date on which a Stock Option is granted, signed (electronically or otherwise) by an officer of the Company authorized by the Committee, and signed (electronically or otherwise) by the Outside Director. Such agreement shall describe the Stock Options and state that such Stock Options are subject to all terms and provisions of the Plan.

Exercise of Stock Options. Stock Options shall become exercisable at such time or times and subject to such terms and conditions (including, without limitation, installment or cliff exercise provisions) as shall be determined by the Committee. The Committee shall have the authority, in its discretion, to accelerate the time at which a Stock Option shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other law or other changes in circumstances occurring after the award of such Stock Options.

Exercise Price. The exercise price per Share purchasable under a Stock Option shall be equal to the fair market value on the day the Stock Option is granted.

Maximum Term. Each Stock Option shall be exercisable for ten (10) years from the date of grant.

Transferability of Stock Options. Except as otherwise provided hereunder, Stock Options shall be transferable by the Outside Director only with prior approval of the Committee. Any attempted transfer without Committee approval shall be null and void. Unless Committee approval of the transfer shall have been obtained, all Stock Options shall be exercisable during the Outside Director's lifetime only by the Outside Director or the Outside Director's legal representative. Without limiting the generality of the foregoing, the Committee may, in the manner established by the Committee, provide for the irrevocable transfer, without payment of consideration, of any Stock Option by an Outside Director to a member of the Outside Director's family or to a family entity. In such case, the Stock Option shall be exercisable only by such transferee. For purposes of this provision: (i) an Outside Director's "family" shall include the Outside Director's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including through adoptive relationships, and any person sharing the Outside Director's household (other than a tenant or employee); and (ii) a "family entity" shall include a trust in which the foregoing persons have more than fifty percent of the beneficial interest, a foundation in which the foregoing persons (or the Outside Director) control the management of assets, and any other entity in which the foregoing persons (or the Outside Director) own more than fifty percent of the voting interests; and (iii) neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than fifty percent of the voting interests are owned by family members (or the Outside Director) in exchange for an interest in that entity shall be considered to be a transfer for consideration.

Method of Exercise. Stock Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased. No Shares shall be transferred until full payment therefor has been made. Payment for exercise of a Stock Option may be made (i) in cash, (ii) by delivery of Shares


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already owned by the Outside Director, (iii) by attestation of ownership of such already-owned Shares, (iv) by delivery of cash on the extension of credit by a broker-dealer to whom the Outside Director has submitted a notice of exercise or an irrevocable election to effect such extension of credit, or (v) by any combination of the foregoing.

Termination of Option. Except as otherwise provided herein, unless otherwise determined by the Committee at or after grant or termination, if an Outside Director ceases to be a member of the Company's Board of Directors for any reason, then all Stock Options or any unexercised portion of such Stock Options which otherwise are exercisable shall remain exercisable until expiration of the original term of such Stock Options.

| RESTRICTED SHARES

Restricted Shares may be granted to Outside Directors alone or in addition to other awards granted under the Plan. Any Restricted Shares granted under the Plan shall be subject to the following restrictions and conditions, and shall contain such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate. The provisions of Restricted Share awards need not be the same with respect to each recipient.

Price. The purchase price for Restricted Shares shall be any price set by the Committee and may be zero. Payment in full of the purchase price, if any, shall be made in cash, or such other instrument as may be permitted in accordance with rules or procedures adopted by the Committee. If approved by the Committee, payment in full or part may also be made: (i) by delivering Shares already owned by the grantee having a total fair market value on the date of such delivery equal to the Restricted Share price; (ii) by attestation of ownership of such already-owned shares; (iii) by the delivery of cash on the extension of credit by a broker-dealer or an irrevocable election to effect such extension of credit; or (iv) by any combination of the foregoing.

Restricted Share Award Agreement. Each Restricted Share grant shall be evidenced by an agreement executed on behalf of the Company by an officer designated by the Committee. Such Restricted Share Award Agreement shall describe the Restricted Shares and state that such Restricted Shares are subject to all the terms and provisions of the Plan and shall contain such other terms and provisions, consistent with the Plan, as the Committee may approve. At the time the Restricted Shares are awarded, the Committee may determine that such Shares shall, after vesting, be further restricted as to transferability or be subject to repurchase by the Company upon occurrence of certain events determined by the Committee, in its sole discretion, and specified in the Restricted Share Award Agreement. Awards of Restricted Shares must be accepted by a grantee thereof within a period of thirty (30) days (or such other period as the Committee may specify at grant) after the award date by executing the Restricted Share Award Agreement and paying the price, if any, required under Section 6(a). The prospective recipient of a Restricted Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

Share Restrictions. Subject to the provisions of this Plan and the applicable Restricted Share Award Agreement, during a period set by the Committee commencing with the date of such award and ending on such date as determined by the Committee at grant (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber shares of Restricted Shares awarded under the Plan. The Committee shall have the authority, in its absolute discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Restricted Shares or to remove any or all restrictions after the grant of such Restricted Shares. Unless otherwise determined by the Committee at or after grant or termination of service, if a participant's service to the Company terminates during the Restriction Period, all Restricted Shares held by such participant still subject to restriction shall be forfeited by the participant.

Stock Certificate and Legends. Each participant receiving a Restricted Share award shall be issued a stock certificate or book-entry account on the Company's transfer agent's records in respect of such Restricted Shares. Such certificate or book entry shall be registered in the name of the participant. The Committee may require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Shares award, the participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such award.


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Shareholder Rights. Except as provided in this Section 6, the recipient shall have, with respect to the Restricted Shares covered by any award, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any dividends or other distributions, with respect to the Shares, but subject, however, to those restrictions placed on such Shares pursuant to this Plan and as specified by the Committee in the Restricted Share Award Agreement.

Expiration of Restriction Period. If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the participant.

| AMENDMENTS AND TERMINATION

The Board may amend, alter or discontinue the Plan; provided, however, no amendment, alteration or discontinuation shall be made (i) which would impair the rights of an optionee, participant or transferee pursuant to Section 5(e) under any award theretofore granted, without the optionee's, participant's or transferee's consent, except for amendments made to cause the Plan or such award to comply with applicable law, stock exchange rules or accounting rules; or (ii) without the approval of the Company's shareholders to the extent such approval is required by applicable law, regulation or stock exchange rule.

Subject to the above provisions, the Company's Board of Directors shall have authority to amend the Plan to take into account changes in applicable tax and securities laws and accounting rules, as well as other developments.

| UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made by the Company to a participant, optionee or transferee, nothing contained herein shall give any such participant, optionee or transferee any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

| GENERAL PROVISIONS

Share Transfer and Distribution. The Committee may require each person purchasing Shares pursuant to a Stock Option or Restricted Share award under the Plan to represent to and agree with the Company, in writing, that the optionee or participant is acquiring the Shares without a view to the distribution thereof. Any certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All Shares or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any certificates evidencing such Shares to make appropriate reference to such restrictions.
The Company shall not be required to deliver any Shares or other securities under the Plan prior to such registration or other qualification of such Shares or other securities under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees, consultants or Outside Directors.

No Right to Award or Retention as Director. No person shall have any claim or right to be granted an award under this Plan and the grant of an award shall not confer upon any participant any right to be retained as a director of the Company, nor shall it interfere in any way with the right of the Company to terminate the service as a director of any of the Plan's participants at any time.


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Tax Withholding. The Company shall have the right to require the grantee of
Restricted Shares, or other person receiving such Shares, to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares or, in lieu thereof, to retain, or sell without notice, a sufficient number of Shares held by it to cover the amount required to be withheld. The Company shall have the right to deduct from all dividends paid with respect to Restricted Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments.

The Company shall also have the right to require an optionee to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the receipt by the optionee of Shares pursuant to the exercise of a Stock Option, or, in lieu thereof, to retain, or sell without notice, a number of Shares sufficient to cover the amount required to be withheld.
In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations.

Beneficiaries. The Committee may establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts or benefits payable in the event of the participant's death are to be paid.

Laws Governing. The Plan and all awards made and action taken thereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent superseded by federal law.

Government Regulation. Notwithstanding any provisions of the Plan or any agreement made pursuant to the Plan, the Company's obligations under the Plan and such agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory agencies.

| TERM OF PLAN

No award shall be granted pursuant to the Plan on or after May 10, 2010, but awards granted prior to such date may extend beyond that date.

| INDEMNIFICATION

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award granted under the Plan. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under or in connection with this Plan or any award granted under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her, except a judgment based upon a finding of bad faith, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's Articles of Incorporation or Code of Regulations, contained in any indemnification agreements, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

| SAVINGS CLAUSE

In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed so as to foster the intent of this Plan.


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| AWARDS TO PARTICIPANTS OUTSIDE OF UNITED STATES

The Committee may modify the terms of any award under the Plan granted to a participant who, at the time of grant or during the term of the award, is resident or employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order to accommodate differences in local law, regulation, tax policy or custom, or so that the value and other benefits of the award to the participant, as affected by foreign tax laws and other restrictions applicable as a result of the participant's residence or employment abroad, will be comparable to the value of such an award to a participant who is resident or employed in the United States. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval of the shareholders of the Company.